Exhibit 99.2

Corporate Participants

Edwin J. Sapienza Trans World Entertainment Corporation - CFO & Secretary

Michael Feurer Trans World Entertainment Corporation - CEO & Director

Presentation

Operator

Greetings, and welcome to the Trans World Entertainment Corporation Third Quarter 2018 Conference Call. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Michael Feurer, CEO. Please go ahead.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Kevin. Good morning. Thank you for joining us as we discuss our third quarter results. On the call with me today is Ed Sapienza, our Chief Financial Officer. Before Ed reviews our financial results, I’d like to provide updates from the quarter.

In the fye segment, the steps we’ve taken, including changes in our merchandise assortment and presentation, should counter declining mall traffic, and the ongoing declines in physical media are beginning to generate a positive response from our customers as we delivered a comparable store sales increase of 3.8% for the quarter. We continue to see sales growth in the etailz segment as we enhance our technology to improve our predictive analytics and product and vendor identification. Our positive top line growth was offset by lower gross margins for both segments and higher SG&A expenses in the etailz segment. Although meaningful headwinds will continue, we have made real progress in our efforts to differentiate our position in this challenging retail environment.

Now Ed will take you through financial highlights for the third quarter.

Edwin J. Sapienza - Trans World Entertainment Corporation - CFO & Secretary

Thanks, Mike. Good morning, everyone. Consolidated revenue for the third quarter was $92 million compared to $93 million for the same period last year. In the etailz segment, revenue for the third quarter was $44.1 million, an increase of 8% as compared to the third quarter last year.

In the fye segment, comparable store sales increased 3.8% compared to last year. The improved comp was driven by positive comp sales in our lifestyle and electronics categories.

Comp sales for the lifestyle category increased 13.3%, and electronics comp sales increased 3%. The lifestyle and electronics categories represented 53% of revenue for the third quarter as compared to 48% last year.

Comparable store sales in music were down 0.3%. Video comp sales declined 4% as we saw strength in HD catalog, driven by the horror genre.

Consolidated gross profit for the third quarter was $27.4 million or 29.8% compared to $31.6 million or 34% last year. In the fye segment, the gross margin rate was 38.2% compared to 41% last year. The decline in rate was primarily driven by a higher number of store -- closing stores during the quarter this year and the deleveraging of distribution and freight costs.

In the etailz segment, gross profit for the third quarter was $9.1 million or 20.6% of revenue versus $10.2 million or 25% last year. The decline in the rate to sales was due to higher Amazon FBA fulfillment and warehousing fees. Consolidated SG&A expenses for the quarter were $38.8 million or 42.2% of revenue compared to $36.3 million or 39% last year.

In the fye segment, SG&A expenses were $26.6 million, a $170,000 decrease compared to last year. On a rate basis, SG&A expenses in the fye segment were 55.6% compared to 51.4% last year. The decline in SG&A expenses was due to fewer stores in operation, offset by higher health care and store closing related expenses.

In the etailz segment, SG&A expenses for the third quarter were $11.5 million or 26% of revenue compared to $8.4 million or 20.4% of revenue for the same period last year. The increase in SG&A expenses was due to investments in product identification and sourcing and technology and platform diversification.

Consolidated depreciation and amortization for the quarter was $2.3 million versus $3.4 million last year. The operating loss for the quarter was $13.8 million compared to an operating loss of $8.1 million last year.

The fye segment recorded an operating loss of $9.5 million compared to an operating loss of $7.9 million last year. Etailz adjusted operating loss, which excludes $1.7 million in acquisition-related amortization and compensation expense, was a loss of $2.5 million.

For the third quarter, our net loss was $14.1 million or $0.39 per share as compared to a net loss of $8.1 million or $0.22 per diluted share in the third quarter of 2017.

Consolidated adjusted EBITDA for the third quarter was a loss of $10.7 million as compared to a loss of $3.6 million last year.

Now let me touch on our year-to-date results.

Year-to-date, consolidated revenue was $290.8 million compared to $297.4 million for the same period last year.

The operating loss for the first 39 weeks was $31.3 million compared to an operating loss of $18.7 million last year. Consolidated net loss was $31.7 million or $0.87 per share compared to a net loss of $10.1 million or $0.28 per share for the same period last year.

During the 39 weeks ended October 28, 2017, the company recorded an $8.7 million gain on insurance proceeds from company-owned life insurance policies.

Consolidated adjusted EBITDA was a loss of $21.5 million for the 39 weeks ended November 3, 2018, compared to a loss of $7 million last year.

Borrowings under our outstanding credit facility at the end of the third quarter were $27.4 million with remaining availability of $22.1 million.

Quarter-end borrowings were driven by our seasonal inventory build and will decline as we move through the holiday season.

Cash, cash equivalents and restricted cash at the end of the third quarter were $15 million compared to $16 million last year. Inventory, including $35 million from etailz, was $131 million at the end of the third quarter versus $145 million at the end of the third quarter last year. Excluding etailz, inventory per square foot was $76 at the end of the third quarter, the same level as last year.

We ended the third quarter with 227 stores and 1.3 million square feet in operation versus last year’s 268 stores and 1.5 million square feet.

Now, I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thanks, Ed. We continue to focus on embracing changing consumer preferences, reallocating our resources and enhancing our offerings and capabilities to better serve our customers in the shopping channel of their choice.

For etailz, we’re developing opportunities, including data science, predictive modeling, merchandise focus and marketplace platform opportunities.

In the fye segment, we are focused on efforts to differentiate our entertainment merchandise towards creating the unique specialty retailing experience of choice for families and fans of popular culture and fun. Our changing merchandise point of view, including unique, collaborative and exclusive merchandise, will reinforce our credibility with our customers and allows us to connect with our customers more personally with welcome frequency. We will continue to build upon recent successes as part of the ongoing reinvention of the fye brand.

I’d like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors, shareholders and our Trans World associates. I hope everyone has a safe and happy holiday season. We look forward to talking to you about our fourth quarter and annual 2018 financial results in March. Thank you.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your line at this time, and have a wonderful day. We thank you for your participation today.